Filed pursuant to rule 424(b)(5)
Registration No. 333-162794

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 1, 2010

Preliminary Prospectus Supplement
(To Prospectus dated November 18, 2009)

Art Technology Group, Inc.

25,000,000 Shares
Common Stock

Art Technology Group, Inc. is offering 25,000,000 shares of its common stock. Our common stock is traded on The NASDAQ Global Market under the symbol “ARTG.” On January 27, 2010, the last reported sale price of our common stock was $4.31 per share.

Investing in the common stock involves risk. See “Risk Factors” beginning on page S-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or past upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Art Technology Group, Inc.	$	$

We have granted the underwriters the right to purchase up to 3,750,000 additional shares of common stock to cover over-allotments.

Deutsche Bank Securities	Morgan Stanley

Lazard Capital Markets	Thomas Weisel Partners LLC

Craig-Hallum Capital Group	Raymond James	ThinkEquity LLC

The date of this prospectus supplement is February   , 2010.

Prospectus
About this Prospectus	3
Risk Factors	5
Special Note Regarding Forward-Looking Statements	5
Ratio of Earnings to Fixed Charges	6
How We Intend to Use the Proceeds	6
Description of Common Stock We May Offer	6
Description of Preferred Stock We May Offer	9
Description of Warrants We May Offer	9
Description of Debt Securities We May Offer	11
How We Plan to Offer and Sell the Securities	20
Incorporation of Documents by Reference	22
Where You Can Find More Information	23
Experts	23
Legal Matters	23

This document consists of two parts: this prospectus supplement and the accompanying prospectus. The accompanying prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may sell the securities described in the accompanying prospectus in one or more offerings. This prospectus supplement describes the specific terms of this common stock offering and adds, updates and changes information contained in the accompanying prospectus. To the extent inconsistent, information in this prospectus supplement supersedes information in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates.

S-i

ATG and ART TECHNOLOGY GROUP are our registered trademarks. This prospectus supplement and the accompanying prospectus also include or incorporate by reference trademarks and trade names of other companies.

Unless otherwise stated or unless the context otherwise requires, all references to “we,” “us,” “our,” “our company,” “ATG,” or “the Company” in this prospectus refer collectively to Art Technology Group, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

S-ii

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the risk factors, our consolidated financial statements and the notes to those statements, before making an investment decision.

Art Technology Group, Inc.

Overview

We develop and market a comprehensive suite of e-commerce solutions that businesses can employ to increase their online revenues and profitability. Companies can use our products and related services to power their e-commerce websites, attract prospects, convert sales, increase order sizes and encourage return customers. Our solutions are designed to enable a business to provide a scalable, reliable and sophisticated e-commerce website that can create a satisfied, loyal and profitable online customer base.

We seek to differentiate our product suite by offering solutions that enable businesses to provide richer, more personalized and more compelling online shopping experiences. We provide merchandisers and marketers more control over the online channel, and enable customer service agents to provide consumers more consistent, personalized and relevant assistance. Our solutions deliver better consistency and relevancy by capturing and maintaining information about consumers’ personal preferences, online activity and transaction history and then using this information to deliver more personalized and contextualized content.

ATG Commerce is a comprehensive, scalable e-commerce platform and set of e-commerce applications that we deliver through perpetual software licenses, software-as-a-service or SaaS, or on a managed services basis. Our optimization services interoperate with any e-commerce platform and include Click-to-Call, Click-to-Chat, Call Tracking and ATG Recommendations services. We deliver these optimization services on a SaaS basis.

We market our products and services principally to Global 2000 companies and other businesses in the retail, telecommunications, media and entertainment, distribution, and consumer goods manufacturing industries. As of January 31, 2010, we had approximately 1,200 clients, including AT&T, Best Buy, Conde Nast, CVS, DirecTV, Intuit, JC Penney, Lego, Sprint, Tesco, Vodafone and Williams-Sonoma.

We sell our products primarily through our direct sales organization. A significant portion of our product revenue is generated from co-selling with, or is otherwise influenced by, our partners, which consist of selected solution and technology providers around the world. ATG partners include global systems integrators such as Accenture, Acquity Group, Capgemini, CGI, Deloitte Consulting, Infosys and Sapient, as well as regional systems integrators and interactive agencies such as Aaxis Group, Empathy Lab, LBi Group, Professional Access, Razorfish and Resource Interactive.

Industry Trends

The e-commerce market continues to develop rapidly as businesses seek better solutions to improve and enhance the online customer experience. Many companies struggle to manage their e-commerce presence and risk losing existing and prospective customers due to poor performance and limited functionality of their websites. Several trends are driving the growing use and complexity of e-commerce:

•	Increasing number of transactions. The increased availability of broadband technologies and the maturation of web security solutions have resulted in more businesses and consumers using the web to conduct commerce and interact with each other.

•	Changing online environment. The widespread availability of broadband technologies has facilitated the emergence of increasingly sophisticated web technologies such as rich media, advanced user interfaces and collaboration capabilities. As information has become more readily accessible online, consumers have begun to participate in more web sessions and to spend more time browsing.

•	Changing consumer trends. As consumers become increasingly familiar with the Internet and the quality of web applications continues to improve, consumers increasingly expect a rich, responsive and personalized e-commerce experience. In order for businesses to remain competitive, they must be able to dynamically update and personalize their product offerings to address emerging consumer trends and rising consumer expectations.

•	Proliferation of channels. With the growth in broadband availability and Internet-enabled access devices, consumers can access information and conduct e-commerce through an increasing number of channels. Consumers expect a consistent, high-quality and relevant experience across all of a company’s channels, including websites, call centers, kiosks, social networks and mobile devices.

•	Integration of systems and business processes. Businesses’ web presence has evolved from static standalone websites to dynamic, interactive hubs for customer marketing, transactions, communications and services. Businesses require a robust, scalable e-commerce solution that can integrate with other enterprise solutions such as enterprise resource planning, customer relationship management, call center, supply chain management and business intelligence.

Many businesses today continue to rely upon e-commerce systems that have been developed internally and are unable to address and manage the requirements of the increasingly complex e-commerce market. Businesses need a scalable and multi-channel e-commerce platform to optimize the online customer experience and to drive growth in revenue and customer satisfaction.

Our Solution and Strategy

We focus exclusively on providing e-commerce solutions and are constantly adapting our products and services to meet changing e-commerce needs. Our comprehensive suite of e-commerce solutions can be integrated with a wide variety of other enterprise systems while providing robust, flexible and scalable multi-channel capabilities, including call center user interface, through our optimization services. Our solutions provide customer analytics, targeting and segmentation functionality that can be personalized to help businesses attract new prospects, convert website visitors into buyers, increase order sizes, and retain website visitors as loyal, profitable and long-term customers. We offer ATG Commerce customers the ability to choose between perpetual on-premise software licenses, managed service delivery models and SaaS-based solutions. Our optimization services are delivered exclusively on a SaaS basis.

Our objective is to be the industry leader in helping companies do more business on the Internet. We intend to achieve this objective by continued execution of the following key components of our strategy:

•	Continue to provide market-leading functionality. ATG Commerce is a market-leading e-commerce solution capable of supporting more than 100,000 orders received by a business per day. Our products provide merchandisers and marketers with the power and analytics to define offers and cross-selling opportunities, to follow up on abandoned shopping carts, to perform multivariate split tests, and to create multi-channel, multi-stage web and e-mail campaigns that match a company’s selling strategy with information about a visitor’s browsing behavior, purchase and interaction history, preferences, and profile. We intend to continue to invest in research and development to further enhance the functionality and quality of our solutions and to meet the changing requirements of the e-commerce market.

•	Expand and deepen client relationships by:

•	Continuing to target additional markets and segments for ATG Commerce. We continue to attract new clients for ATG Commerce not only in our traditional retail market but also in the telecommunications, media and entertainment, distribution, and consumer goods manufacturing industries. We will seek to further penetrate those markets, including selling to many companies in those markets that continue to rely upon internally developed systems and therefore increasingly will be unable to address the rapidly developing demands of the e-commerce market.

•	Offering ATG Optimization Services independent of e-commerce platform. Our optimization services can be delivered to a company that runs a website using any e-commerce platform or that operates a custom-built website, regardless of the company’s industry. We will seek to broaden our client base by offering these services to companies that have not licensed ATG Commerce. We also will seek to deepen our existing relationships by cross-selling these services to existing ATG Commerce clients.

•	Offering ATG Commerce OnDemand to enterprises and selected mid-market companies. We believe Global 2000 companies and other enterprises increasingly may seek to take advantage of a managed services delivery or SaaS model for their e-commerce applications. We intend to market ATG Commerce OnDemand to enterprises and selected mid-market companies that may not wish to expend resources on running e-commerce applications in-house.

•	Leveraging and expanding our distribution and service capabilities. We have established and actively support a global organization of partners consisting of systems integrators, interactive agencies, and other solutions and technology providers. ATG partners co-sell or otherwise influence sales that generate a significant portion of our product revenue. We will continue to seek opportunities to further expand our base of partners, both in North America and internationally, in order to further extend our sales capabilities, implementation capacity and overall e-commerce solution.

•	Pursue strategic acquisitions. We will seek to identify and pursue acquisitions of businesses, technologies and products that will expand the functionality of our existing products, provide access to new clients or markets, or otherwise complement our existing products and services.

Our Products and Services

ATG Commerce

ATG Commerce is a comprehensive, scalable e-commerce platform and application suite designed to enable our clients to attract visitors, convert them to buyers, deliver customer service and analyze the results. The flexible, component-based architecture of ATG Commerce enables our clients to personalize the online buying experience for their customers, so that customers can more easily find desired products, comparison shop, register for gifts, pre-order products, redeem coupons and execute other useful features. ATG Commerce’s functionality includes catalogs, product management, shopping carts, checkout, pricing management, merchandising, promotions, inventory management and business-to-business order management.

Our products allow companies to present a single view of themselves to their customers through our repository integration. This integration technology is designed to allow companies to easily access and utilize data in the enterprise regardless of the data storage format or location. By enabling these capabilities in a cost-effective manner, we believe our products can help companies protect their brands and improve customer shopping experiences, all of which positively impact customer satisfaction and loyalty.

ATG Adaptive Scenario Engine is the platform component of ATG Commerce. It provides the enabling technology and core functionality to allow our clients to develop and manage robust, adaptable, scalable and personalized e-commerce applications across channels and through the complete customer lifecycle. The ATG platform is designed to allow our clients to easily integrate these applications across their marketing and merchandising, e-commerce, and customer care organizations.

The applications that comprise ATG Commerce are as follows:

•	ATG Merchandising enables our clients’ merchandising professionals to directly manage their online storefronts, including catalogs, products, search facets, promotions, pricing, coupons and special offers, to help quickly connect shoppers with the items most likely to interest them.

•	ATG Commerce Search is a dynamic, integrated search solution that incorporates natural language technology into our clients’ online storefronts. ATG Commerce Search is designed to enable shoppers to navigate our clients’ e-commerce sites quickly and efficiently to find merchandise they want and discover new items, as well as make purchases directly from the search results page.

•	ATG Content Administration is a comprehensive web content management solution that supports personalized websites throughout the entire content process, including creation, version tracking, preview, editing, revision, approval and site deployment.

•	ATG Outreach is an e-marketing solution that leverages customer information gained through web interactions, preferences and behaviors to enable our clients to create relevant, personalized outbound marketing and service campaigns.

•	ATG Self-Service offers consumers access to personalized answers to questions and helps the customer answer his or her questions without telephoning for help. ATG Self-Service combines an answer repository with multi-lingual natural language search and navigation capabilities. The application also offers comprehensive business reporting that helps clients better understand their customers’ needs and preferences.

•	ATG Commerce Service Center provides complete e-commerce support for call center agents to create and manage orders in a unified browser based application for the web and call-center environments.

•	ATG Knowledge is a knowledge management solution that call center agents who provide customers with assisted service can use to find the answers to customer inquiries and resolve problems. ATG Knowledge enables our clients’ agents to fulfill a wide range of customer needs by unifying customer management, knowledge management and incident management into a single solution.

•	ATG Campaign Optimizer assists marketing professionals in defining comparative tests of different offers, promotions and product representations through a multivariate split testing solution. The product puts those tests into production, specifying the segments of website visitors to be tested, and finally writes reports on the test results. ATG Campaign Optimizer is designed to allow non-technical marketing professionals to create and execute comparative tests that can be used to increase the effectiveness of online marketing activities without the need for expert programming or infrastructure modifications.

•	ATG Customer Intelligence is an integrated set of data mart and reporting capabilities that monitor and analyze commerce and customer care performance. It is designed to combine key data from the ATG product suite, such as purchases, searches, escalations and click-throughs, with behavioral data from web traffic analysis and demographic data, such as age, gender and geography.

ATG Commerce OnDemand delivers the full range of ATG Commerce applications as a managed application hosting service or as a SaaS service. By licensing ATG Commerce OnDemand, clients can choose to pay a monthly subscription fee rather than expending resources to run e-commerce applications in-house. We host ATG Commerce OnDemand inside a managed data center and provide all additional software, hardware, network and full technical operational and support services. These services include the provisioning, management and monitoring of the application infrastructure including bandwidth, network, security, servers, operating systems, enabling software and ATG applications. We support ATG Commerce OnDemand clients on a 24/7 basis and provide problem resolution services, application change management services, and service level agreements related to application availability.

The ATG Commerce OnDemand managed services delivery model can provide several advantages to clients. These include:

•	leveraging our experience to accelerate growth of the client’s online business and allowing the client to focus on its core competencies;

•	shifting the client’s technology risks to us;

•	shortening the time to market, as compared to development, deployment and maintenance of an in-house application; and

•	avoiding upfront and ongoing expenditures required to purchase and maintain software and hardware.

ATG Optimization Services are offered on a SaaS basis and are hosted on our servers. These services are platform neutral, so a client can benefit from optimization services whether it elects to run its online environment on an ATG-powered e-commerce platform, a third-party e-commerce platform or a custom built website.

•	Click-to-Call is designed to allow online prospects and customers to transition seamlessly within the context of their online session into immediate telephone or PC-based voice contact with businesses. Website visitors, e-mail recipients or viewers of a banner ad simply click a “Click to Call” button and select PC-to-phone or phone-to-phone to connect in real-time with our clients’ sales or customer service agents.

•	Click-to-Chat allows online prospects and customers to initiate a text chat session online with our clients’ sales or customer service agents by simply clicking a “Click-to-Chat” button, which may be displayed on specific web pages or appear dynamically based on the customer’s on-line browsing behavior, initiating a real-time text chat interaction. Chat agents can see chatters’ live web context, co-browse the website, access customer information from CRM systems, and escalate chats to Click-to-Call when necessary.

•	Call Tracking is designed to allow our clients to accurately track every inbound telephone response to their print and online promotional campaigns.

•	ATG Recommendations is an automated personalized recommendation engine used to optimize e-commerce experiences by automatically presenting each website visitor with relevant product recommendations and information. This next-generation technology has been shown to increase the number of visitors, to increase purchase rates for visitors, and to increase the value of transactions from buyers who click on recommendations.

Services

We offer support and maintenance, professional and education services to our clients. For an annual support and maintenance fee, clients are entitled to receive software upgrades and updates, maintenance releases, online documentation and unlimited technical support.

Our professional services organization provides a variety of consulting, design, application development, deployment, integration, training, and support services in conjunction with our products. We also provide a broad selection of education services designed to train clients and partners on our applications, including an online learning program that complements our instructor-led training.

Acquisition of InstantService.com, Inc.

On January 8, 2010, we acquired privately held InstantService.com, Inc., which we refer to as InstantService, for a purchase price of approximately $17.0 million. The results of InstantService will be included in our results from the date of the acquisition. The purchase of InstantService augments our optimization service offerings with additional click-to-chat functionality and adds an e-mail management solution. At the date of the acquisition, InstantService had more than 300 customers.

Our Markets and Clients

We market our products and services primarily to Global 2000 companies and other businesses that have large numbers of online users and utilize the Internet as an important business channel. We target companies across five key verticals—retail, telecommunications, media and entertainment, distribution, and consumer goods manufacturing industries. More recently, we have begun to target selected companies in the financial services, insurance, and travel and leisure industries, particularly with respect to our optimization solutions.

As of January 31, 2010, we had approximately 1,200 clients, including American Eagle Outfitters, AT&T, Best Buy, Chico’s, Conde Nast, Continental Airlines, CVS, DirecTV, Finish Line, France Telecom, Games Workshop, HSBC, Intuit, JC Penney, Lego, LexisNexis, Lexmark, Littlewoods, Musician’s Friend, Neiman Marcus, Orange, Philips, Proctor & Gamble, Scotts, Sephora, Sprint, Talbots, Tesco, The Body Shop, Thomas Cook, T-Mobile, Tommy Hilfiger, Urban Outfitters, Vodafone and Williams-Sonoma.

Corporate Background

We are a Delaware corporation originally formed in 1991. Our corporate headquarters are located at One Main Street, Cambridge, Massachusetts 02142. We have domestic offices in Chicago, Corvallis (Oregon), Reston (Virginia), San Francisco, Seattle and Washington, D.C. and international offices in Canada, France, Germany, the Netherlands, Northern Ireland and the United Kingdom. Our website address is www.atg.com. The information found on our website is not part of this prospectus supplement or the accompanying prospectus.

Risks Affecting Us

Our business is subject to a number of risks, which are highlighted in “Risk Factors” below and in the prospectus and the documents incorporated by reference herein. These risks include, but are not limited to, the following:

•	our lengthy sales cycle makes it difficult to predict our quarterly results and causes variability in our operating results;

•	if the market for e-commerce does not continue to grow, then demand for our products and services may decrease;

•	if we fail to adapt to rapid changes in the market for online business applications, then our products and services could become obsolete;

•	we face intense competition in the market for e-commerce applications and services, and our failure to remain competitive could adversely affect our revenues and other future operating results as well as our ability to grow our business;

•	if the market for ATG Commerce OnDemand or ATG Optimization Services does not develop or develops more slowly than we expect, then our business could be negatively affected; and

•	if our clients experience interruptions, delays or failures in our managed services or SaaS offerings, we could incur significant costs and lose revenue opportunities.

The Offering

Common stock offered by us	25,000,000 shares

Common stock to be outstanding after this offering	152,458,139 shares

Use of proceeds	We plan to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. We may use a portion of the net proceeds to acquire or invest in businesses, technologies and products complementary to our operations. See “Use of Proceeds.”

NASDAQ Global Market symbol	ARTG

The number of shares of common stock that will be outstanding immediately after the offering is based on the number of shares outstanding as of January 27, 2010. This number excludes:

•	13,874,101 shares issuable upon the exercise of options outstanding as of January 27, 2010 having a weighted average exercise price of $2.92;

•	5,416,807 shares issuable upon settlement of restricted stock units outstanding as of January 27, 2010; and

•	5,625,912 shares reserved for future issuance under stock option and employee stock purchase plans.

Except where we state otherwise, the information contained in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

Summary Consolidated Financial Data

The following table summarizes our consolidated financial data. We have derived the following statement of operations data for the years ended December 31, 2007, 2008 and 2009 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. Our historic results are not necessarily indicative of the results that may be expected in the future. The financial data set forth below should be read together with our financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference in this prospectus supplement.

	Year Ended December 31,
	2007	2008	2009
	(in thousands, except per share data)

Statement of Operations Data
Total revenue	$137,060	$164,641	$179,382
Total cost of revenue	55,539	61,882	60,927

Gross profit	81,521	102,759	118,455
Operating expenses:
Research and development	24,963	29,329	30,520
Sales and marketing	44,397	49,569	52,193
General and administrative	18,211	19,432	18,990
Restructuring benefit	(59)	—	—

Income (loss) from operations	(5,991)	4,429	16,752
Interest and other income, net	2,237	960	56

Income (loss) before provision (benefit) for income taxes	(3,754)	5,389	16,808
Provision for income taxes	433	1,590	12

Net income (loss)	$(4,187)	$3,799	$16,796

Basic and diluted net income (loss) per share	$(0.03)	$0.03	$0.13

Basic weighted average common shares outstanding	127,528	128,534	126,842

Diluted weighted average common shares outstanding	127,528	133,916	133,054

As adjusted information in the following table reflects our issuance and sale of 25,000,000 shares of our common stock in this offering at an assumed public offering price of $4.31 per share (the last reported sale price of our common stock on The NASDAQ Global Market on January 27, 2010), after deducting estimated underwriting discounts and commissions and offering expenses, and our application of the net proceeds of those shares.

	December 31, 2009
	Actual	As Adjusted
	(in thousands)

Balance Sheet Data
Cash, cash equivalents and marketable securities (including restricted cash of $788)	$85,533	$186,896
Working capital	57,939	159,302
Total assets	214,036	315,399
Total deferred revenue	52,996	52,996
Indebtedness	—	—
Total stockholders’ equity	135,911	237,274

Other Financial Information

We present product license bookings and adjusted net income below because they are key metrics used by our management in tracking business performance. Neither product license bookings nor adjusted net income is presented in accordance with U.S. generally accepted accounting principles, or GAAP, however, and they should not be considered in isolation from, or as a substitute for, data derived from financial statements prepared in accordance with GAAP.

Product License Bookings (non-GAAP)

We use product license bookings, a non-GAAP financial measure, as an important measure of growth in demand for ATG Commerce and the success of our sales and marketing efforts. We define product license bookings as the sale of perpetual software licenses regardless of the timing of revenue recognition under GAAP. When considering the value of perpetual software licenses executed during a period, we use our judgment in assessing collectability and likelihood of granting future concessions. Factors that we consider include the financial condition of the customer and contractual provisions included in the license contract.

The following table summarizes, and reconciles to our product license revenue (as reported under GAAP), our product license bookings for the periods presented:

	Year Ended December 31,
	2007	2008	2009
	(in thousands)

Product license bookings	$43,412	$52,782	$56,888
Product license bookings not recognized	(14,166)	(25,546)	(21,357)
Product license deferred revenue recognized	1,283	20,193	18,839

Product license revenue	$30,529	$47,429	$54,370

Non-GAAP Net Income

We use non-GAAP net income, a non-GAAP financial measure, as an important measure of our operating performance as it excludes the effects of non-recurring or non-cash expenses. We believe that these charges are not necessarily representative of underlying trends in our performance and their exclusion provides additional information to compare the company’s results over multiple periods.

Non-GAAP net income and non-GAAP net income per share, as we present them below, have been normalized to exclude the net effects of restructuring actions, the amortization of intangible assets, acquisition-related compensation charges, equity-related compensation and non-cash tax adjustments.

	Year Ended December 31,
	2007	2008	2009
	(in thousands, except per share data)

Net income (loss) (GAAP)	$(4,187)	$3,799	$16,796
Amortization of acquired intangibles	4,904	4,309	3,706
Equity-related compensation	5,843	7,896	8,944
Tax adjustments	—	1,595	(1,983)
eStara earn-out	1,379	—	—
Net restructuring	(59)	—	—

Net income (non-GAAP)	$7,880	$17,599	$27,463

Basic net income (non-GAAP) per share	$0.06	$0.14	$0.22

Diluted net income (non-GAAP) per share	$0.06	$0.13	$0.21

Basic weighted average common shares outstanding	127,528	128,534	126,842

Diluted weighted average common shares outstanding	132,892	133,916	133,054

RISK FACTORS

Except for the historical information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein, this prospectus supplement and the accompanying prospectus (and the information incorporated by reference in this prospectus supplement and the accompanying prospectus) contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and those discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC and incorporated herein by reference.

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should consider carefully these risks, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference herein or therein before purchasing any of our securities. Each of these risks could adversely affect our business, operating results and financial condition. In such event, the market price of our common stock could decline and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Business

The global recession and related credit crisis may continue to adversely affect our business and results of operations.

The U.S. and other global economies have recently experienced a recession that has affected all sectors of the economy, resulting in declines in economic growth and consumer confidence, increases in unemployment rates and uncertainty about economic stability. Global credit and financial markets have also experienced extreme disruptions, including diminished liquidity and credit availability and rapid fluctuations in market valuations. Our business has been affected by these conditions, and there is no certainty that economic conditions will not deteriorate further. These uncertainties affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. Weak economic conditions may lead consumers and businesses to continue to postpone spending, which may cause our clients to decrease or delay their purchases of our products and services. In addition, the inability of clients to obtain credit could negatively affect our revenues and our ability to collect receivables. Financial difficulties experienced by our strategic partners could result in a reduction in the revenues we derive from license sales originated by them or detract from the quality or timeliness of the consulting, implementation or other professional services they provide to our clients, which could adversely affect our reputation and relationships with our clients. If the current uncertain economic conditions continue or further deteriorate, we could be required to record charges relating to restructuring costs or the impairment of assets, and our business and results of operations could be materially adversely affected. These trends could have a material adverse impact on our business, our ability to achieve targeted results of operations and our financial condition, among other things.

We expect our revenues and operating results to continue to fluctuate for the foreseeable future. If our quarterly or annual results are lower than the expectations of securities analysts, then the price of our common stock is likely to fall.

Our revenues and operating results have varied from quarter to quarter in the past and will probably continue to vary significantly from quarter to quarter in the foreseeable future. A number of factors are likely to cause variations in our operating results, including:

•	fluctuating economic conditions, particularly as they affect our clients’ willingness to implement new e-commerce solutions and their ability to pay for our products and services;

•	the timing of recognition of revenue from our products and services, which is affected by the mix of product license revenue and services provided;

•	the timing of client orders, especially larger transactions, and product implementations;

•	our ability to cultivate and maintain strategic alliances;

•	delays in introducing new products and services;

•	price discounting and concessions that we may offer in response to competitive conditions;

•	changes in the mix of revenues derived from higher and lower-margin products and services;

•	timing of hiring and utilization of personnel;

•	cost overruns related to fixed-price services projects;

•	the mix of domestic and international sales;

•	variation in our actual costs from our cost estimates related to long term hosting contracts;

•	increased expenses, whether related to sales and marketing, product development or administration; and

•	costs related to possible acquisitions of technologies or businesses.

In any given quarter, we often depend on several relatively large license transactions to meet expected revenues for that quarter. If we expect to complete a large sale to a specific client in a particular quarter and the sale is not completed in that quarter, then we are not likely to be able to generate revenue from alternate sources in time to compensate for the shortfall. In addition, as is the case with many software companies, a significant number of our sales transactions are concentrated near the end of each fiscal quarter. If we are unable to close or recognize revenues on even a relatively small number of license deals at quarter-end, then we may not be able to meet expected revenues for that quarter. Because of this concentration of sales at quarter end, clients may seek to obtain higher price discounts than we might otherwise provide by waiting until quarter-end to complete their transactions with us. Additionally, we believe that there is significant uncertainty in our future profits due to the growing breadth of our product mix, which may result in an accounting treatment that requires us to defer the recognition of revenue in amounts greater than we are currently projecting.

We may not be able to sustain or increase our revenue or profitability on a quarterly or annual basis.

We operate in a rapidly evolving industry which makes it more difficult to predict our future operating results, and current macro-economic conditions compound this difficulty. We cannot be certain that our revenues will grow or our expenses will decrease at rates that will allow us to achieve profitability on a quarterly or annual basis. Additionally, we expect to recognize an increasing portion of our revenue ratably over a period of time rather than at the time invoiced. This may vary from quarter to quarter and may have an adverse effect on our revenue and net income, which could result in a decline in the price of our common stock.

Our lengthy sales cycle makes it difficult to predict our quarterly results and causes variability in our operating results.

We have a long sales cycle, often several months or quarters, because our clients often need to make large expenditures and invest substantial resources in order to take advantage of our products and services and also because we generally need to educate potential clients about the use and benefits of our products and services. This long sales cycle makes it difficult to predict the quarter in which sales may occur. We may incur significant sales and marketing expenses in anticipation of selling our products, and if we do not achieve the level of revenues we expected, our operating results will suffer and our stock price may decline. Further, our potential clients frequently need to obtain approvals from multiple decision makers before making purchase decisions. Delays in sales could cause significant variability in our revenues and operating results for any particular period.

If the market for e-commerce does not continue to grow, then demand for our products and services may decrease.

Our success depends heavily on the continued use of the Internet for e-commerce. Many companies continue to rely primarily or exclusively on traditional means of commerce and may be reluctant to change their patterns of commerce. For our clients and potential clients to be willing to invest in our electronic commerce and online marketing, sales and service applications, the Internet must continue to be accepted and widely used for commerce and communication. If Internet commerce does not grow or grows more slowly than expected, then our future revenues and profits may not meet our expectations or those of analysts.

If we fail to adapt to rapid changes in the market for online business applications, then our products and services could become obsolete.

The market for our products is constantly and rapidly evolving, as we and our competitors introduce new and enhanced products, retire older ones, and react to changes in Internet-related technology and client demands, coalescence of product differentiators, product commoditization and evolving industry standards. We may not be able to develop or acquire new products or product enhancements that comply with present or emerging Internet technology standards or differentiate our products based on functionality and performance. In addition, we may not be able to establish or maintain strategic alliances with operating system and infrastructure vendors that will permit migration or upgrade opportunities for our current user base. New products based on new technologies or new industry standards could render our existing products obsolete and unmarketable.

To succeed, we need to enhance our current products and develop new products on a timely basis to keep pace with market needs, satisfy the increasingly sophisticated requirements of clients and leverage strategic alliances with third parties in the e-commerce field who have complementary or competing products. E-commerce technology is complex, and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing new or enhanced products could cause us to lose revenue opportunities and clients.

We face intense competition in the market for e-commerce applications and services, and we expect competition to intensify in the future. If we fail to remain competitive, then our revenues may decline, which could adversely affect our future operating results and our ability to grow our business.

A number of competitive factors could cause us to lose potential sales or to sell our products and services at lower prices or at reduced margins, including, among others:

•	Potential clients or partners may choose to develop e-commerce applications in-house, rather than paying for our products or services.

•	Some of our current and potential competitors have greater financial, marketing and technical resources than we do, allowing them to leverage a larger installed client base and distribution network, adopt more aggressive pricing policies and offer more attractive sales terms, adapt more quickly to new technologies and changes in client requirements, and devote greater resources to the promotion and sale of their products and services than we can.

•	Our suite of service products competes against various vendors’ software tools designed to address a specific element or elements of the complete set of eService processes, including e-mail management, support, knowledge management, and web-based customer self-service and assisted service.

•	Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products and expand their markets, and consolidation in our industry is likely to intensify. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

•	Some of our current and potential competitors, especially our larger competitors like IBM that offer broad suites of computer and software applications, may offer free or low-cost e-commerce applications and functionality bundled with their own computer and software products. Potential clients may not see the need to buy our products and services separately when they can use the bundled applications and functionality in our competitors’ product suites for little or no additional cost.

If the market for ATG Commerce OnDemand or ATG Optimization Services does not develop or develops more slowly than we expect, then our business could be negatively affected.

Our ATG Commerce OnDemand managed application hosting services and ATG Optimization Services offerings are at an early stage of development, and we may not achieve or sustain demand for these offerings. Our success in this effort will depend in part on the price, performance and availability of our products and services in comparison with competing products and services and on the willingness of companies to increase their use of hosting applications. While we will continue to market and sell traditional licenses for our software solutions, we believe that the widespread market acceptance of our hosting solutions and ATG Optimization Services is important to the success of our business because of the growth opportunities that they present.

We may incur significant unanticipated costs and our profitability may suffer if we do not accurately estimate the costs of fixed-price Professional Services engagements.

From time to time, our Professional Services projects are based on fixed-price contracts, rather than contracts in which payment to us is determined on a time and materials, or other basis. Our failure to estimate accurately the resources and schedule required for a project, or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price contract was based, could adversely affect our overall profitability and could have a material adverse effect on our business, financial condition and results of operations. We are entering into more contracts for large projects that magnify this risk. We have been required to commit unanticipated additional resources to complete projects in the past, which has occasionally resulted in losses on those contracts. We will likely experience similar situations in the future. In addition, we may establish the price for some projects at an early stage of the project engagement, which could result in a fixed price that is too low. Therefore, any changes from our original estimates could adversely affect our business, financial condition and results of operations.

If our clients experience interruptions, delays or failures in our managed application hosting service or SaaS services, we could incur significant costs and lose revenue opportunities.

ATG Commerce OnDemand, which is delivered as a managed application hosting service, and our Optimization services, which are delivered on a SaaS basis, are still at a relatively early stage of development. Any equipment failures, mechanical errors, spikes in usage volume or failure to follow system protocols and procedures could cause our systems to fail or malfunction, resulting in interruptions in our clients’ service to their customers. Any such interruptions or delays in our hosting or SaaS services, whether as a result of third-party error, our own error, natural disasters or accidental or willful security breaches, could harm our relationships with clients and our reputation. This in turn could reduce our revenue, subject us to liability, cause us to issue credits or pay penalties or cause our clients to decide not to renew their agreements with us, any of which could adversely affect our business, financial condition and results of operations.

We depend heavily on key employees in a competitive labor market.

Our success depends on our ability to attract, motivate and retain skilled personnel, especially in the areas of management, finance, sales, marketing and research and development, and we compete with other companies for a small pool of highly qualified employees. Members of our management team have left us from time to time for a variety of reasons, and there may be additional departures in the future. These historical and potential future changes in personnel may be disruptive to our operations or affect our ability to maintain effective internal controls over financial reporting. In addition, equity incentives such as stock options constitute an important part of our total compensation program for employees, and as a result of declines in our stock price a substantial number of our outstanding stock options are out of the money. Continued volatility or lack of positive performance of our stock price may adversely affect our ability to retain our employees or hire replacements.

We could incur substantial costs defending against a claim of infringement or protecting our intellectual property from infringement.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Companies providing Internet-related products and services are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights. We could incur substantial costs in prosecuting or defending any intellectual property litigation. If we sue to enforce our rights or are sued by a third party that claims that our technology infringes its rights, the litigation could be expensive and could divert our management resources. We have been subject to claims and litigation alleging that we have infringed United States patents owned by third parties. We may also acquire companies that are subject to pending claims of infringement. For example, InstantService.com, Inc., which we acquired on January 8, 2010, is a defendant in a patent infringement action brought by LivePerson, Inc. in May 2009. We may be required to incur substantial costs in defending any such infringement litigation in the future, which could have a material adverse effect on our operating results and financial condition.

In addition, we have agreed to indemnify clients against claims that our products infringe the intellectual property rights of third parties. From time to time, our clients have been subject to third party patent claims and we have agreed to indemnify these clients to the extent the claims related to our products. The results of any intellectual property litigation to which we might become a party may force us to do one or more of the following:

•	cease selling or using products or services that incorporate the challenged intellectual property;

•	obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

•	redesign those products or services to avoid infringement.

We seek to protect the source code for our proprietary software under a combination of patent, copyright and trade secrets law. However, because we make the source code available to some clients, third parties may be more likely to misappropriate it. Our policy is to enter into confidentiality agreements with our employees, consultants, vendors and clients and to control access to our software, documentation and other proprietary information. Despite these precautions, it may be possible for someone to copy our software or other proprietary information without authorization or to develop similar software independently.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software exists, we expect software piracy to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect proprietary rights to as great an extent as the laws of the United States. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property, then our business, operating results and financial condition could be materially harmed.

Finally, our professional services may involve the development of custom software applications for specific clients. In some cases, clients retain ownership or impose restrictions on our ability to use the technologies developed from these projects. Issues relating to the ownership of software can be complicated, and disputes could arise that affect our ability to resell or reuse applications we develop for clients.

If we fail to maintain our existing client base, then our ability to generate revenues will be harmed.

Historically, we have derived a significant portion of our revenues from existing clients that purchase our support and maintenance services and license enhanced versions of our products. If we are unable to continue to obtain significant revenues from our existing client base, then our ability to grow our business would be harmed, and our competitors could achieve greater market share. The current trend toward e-commerce replatforming may increase this risk. When existing clients re-evaluate their e-commerce platforms and solutions, they may elect to replace our e-commerce solutions with those of other vendors. If they do, these clients, as well as other prospective clients who choose e-commerce solutions other than ours in connection with their replatforming, are likely to commit substantial expenditures and investments of time and resources to the implementation of the e-commerce solution included in their new chosen platforms, reducing the probability that we will be able to penetrate those accounts in the near future.

If we fail to address the challenges associated with our international operations, then revenues from our products and services may decline, and the costs of providing our products or services may increase.

As of December 31, 2009, we had offices in Canada, France, Germany, the Netherlands, Northern Ireland and the United Kingdom. We derived 31% of our total revenues in 2009, 29% of our total revenues in 2008 and 32% of our total revenues in 2007 from clients outside the United States. Our operations outside the United States are subject to additional risks, including:

•	changes in exchange rates that may increase volatility of foreign based revenue;

•	changes in regulatory requirements, tariffs and other barriers;

•	longer payment cycles and problems in collecting accounts receivable in Western Europe and Asia;

•	difficulties in managing systems integrators and technology partners;

•	difficulties in staffing and managing foreign subsidiary operations;

•	differing technology standards;

•	difficulties and delays in translating products and product documentation into foreign languages for countries in which English is not the primary language;

•	reduced protection for intellectual property rights in some of the countries in which we operate or plan to operate;

•	difficulties related to entering into legal contracts under local laws and in foreign languages;

•	potentially adverse tax consequences; and

•	political and economic instability.

We may need financing in the future, and any additional financing may result in restrictions on our operations or substantial dilution to our stockholders.

We may need to raise funds in the future, for example, to develop new technologies, expand our business, respond to competitive pressures, acquire complementary businesses or respond to unanticipated situations. We may try to raise additional funds through public or private financings, strategic relationships or other arrangements. Our ability to obtain debt or equity funding will depend on a number of factors, including market conditions, our operating performance and investor interest. Additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to reduce expenditures, including curtailing our growth strategies, foregoing acquisitions or reducing our product development efforts. If we succeed in raising additional funds through the issuance of equity or convertible securities, then the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. The terms of these securities, as well as any borrowings under our credit agreement, could impose restrictions on our operations.

We have acquired and intend to continue to acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

On January 8, 2010, we acquired InstantService, a Seattle-based provider of click-to-chat and e-mail management solutions, for approximately $17.0 million. We intend to continue to seek to acquire or invest in additional businesses, products or technologies that we believe could complement or expand our application suite, enhance our technical capabilities or otherwise offer growth opportunities. We have no current agreements or commitments with respect to a material transaction at the present time. However, in the ordinary course of business we may engage in discussions at any time relating to possible acquisitions and investments, including acquisitions that, if consummated, could have a material impact on our business, results of operations and financial condition. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

We may not be able to integrate successfully the acquired personnel, operations and technologies of InstantService or any other businesses we may acquire, or effectively manage the combined business following an acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	unanticipated costs or liabilities associated with the acquisition;

•	incurrence of acquisition-related costs, which would be recognized as expense under Financial Accounting Standards Board Accounting Standards Codification 805-10, Business Combinations;

•	diversion of management’s attention from other business concerns;

•	harm to our existing business relationships with business partners and clients as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could harm our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial condition may suffer.

If systems integrators or value added resellers reduce their support and implementation of our products, then our revenues may fail to meet expectations and our operating results would suffer.

Since our potential clients often rely on third-party systems integrators to develop, deploy and manage websites for conducting commerce on the Internet, we cultivate relationships with systems integrators to encourage them to support our products. We do not, however, generally have written agreements with our systems integrators, and they are not required to implement solutions that include our products or to maintain minimum sales levels of our products. Our revenues would be reduced if we fail to train a sufficient number of systems integrators adequately or if systems integrators devote their efforts to integrating or co-selling products of other companies. Any such reduction in revenue would not be accompanied by a significant offset in our expenses. As a result, our operating results would suffer, and the price of our common stock would probably fall.

If our software products contain serious errors or defects, then we may lose revenues and market acceptance and may incur costs to defend or settle product liability claims.

Complex software products such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by our clients, our current and future products may contain serious defects, which could result in lost revenues or a delay in market acceptance.

Since our clients use our products for critical business applications such as e-commerce, errors, defects or other performance problems could result in damage to our clients. They could seek significant compensation from us for the losses they suffer. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitations. Even if not successful, a product liability claim brought against us would likely be time consuming and costly and could seriously damage our reputation in the marketplace, making it harder for us to sell our products.

Government or industry regulations could directly restrict our business or indirectly affect our business by limiting the growth of e-commerce.

As e-commerce evolves, federal, state and foreign agencies have adopted and could in the future adopt regulations covering issues such as user privacy, content and taxation of products and services. Government regulations could limit the market for our products and services or impose burdensome requirements that render our business unprofitable. Although many regulations might not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal and consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition’s scope and the liability associated with a violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future. It is possible that legislation could expose companies involved in e-commerce to liability, which could limit the growth of e-commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth in web usage and decrease its acceptance as a medium of communications and commerce.

The Internet has generated privacy concerns that could result in legislation or market perceptions that could result in reduced sales of our products and harm our business.

Businesses use our ATG Adaptive Scenario Engine product to develop and maintain profiles to tailor the content to be provided to website visitors. When a visitor first arrives at a website, our software creates a profile for that visitor. If the visitor registers or logs in, the visitor’s identity is added to the profile, preserving any profile information that was gathered up to that point. ATG Adaptive Scenario Engine product tracks both explicit user profile data supplied by the user as well as implicit profile attributes derived from the user’s behavior on the website. Privacy concerns may cause visitors to resist providing the personal data or to avoid websites that track the web behavioral information necessary to support our profiling capability. More importantly, even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our products. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify website users that the data captured after visiting websites may be used to direct product promotion and advertising to that user. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements, and the United States may follow suit. Privacy legislation and consumer privacy concerns could make it harder for us to sell our products and services, resulting in reduced revenues.

Our products use “cookies” to track demographic information and user preferences. A “cookie” is information keyed to a specific user that is stored on a computer’s hard drive, typically without the user’s knowledge. The user can generally remove the cookies, although removal could affect the content available on a particular site. Germany has imposed laws limiting the use of cookies, and a number of Internet commentators and governmental bodies in the United States and other countries have urged passage of laws limiting or abolishing the use of cookies. If such laws are passed or if users begin to delete or refuse cookies as a common practice, then demand for our personalization products could be reduced.

Anti-takeover provisions in our charter documents and Delaware law could prevent or delay a change in control of our company.

Certain provisions of our charter and by-laws may discourage, delay or prevent a merger or acquisition that some of our stockholders may consider favorable, which could reduce the market price of our common stock. These provisions include:

•	authorizing the issuance of “blank check” preferred stock;

•	providing for a classified board of directors with staggered, three-year terms;

•	providing that directors may only be removed for cause by a two-thirds vote of stockholders;

•	limiting the persons who may call special meetings of stockholders and prohibiting stockholder action by written consent;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•	authorizing anti-takeover provisions.

In addition, we adopted a shareholder rights plan in 2001. The existence of our shareholder rights plan, as well as certain provisions of Delaware law, may further discourage, delay or prevent someone from acquiring or merging with us.

Continued compliance with regulatory and accounting requirements will be challenging and will require significant resources.

We are spending a significant amount of management time and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC rules and regulations, and NASDAQ Global Market rules. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of internal control over financial reporting. The process of documenting and testing internal control over financial reporting has required that we hire additional personnel and outside services and has resulted in higher accounting and legal expenses. While we invested significant time and money in our effort to evaluate and test our internal control over financial reporting, a material weakness was identified in our internal control over financial reporting in 2006. Although the material weakness was remediated in 2007, there are inherent limitations to the effectiveness of any system of internal controls and procedures, including cost limitations, the possibility of human error, judgments and assumptions regarding the likelihood of future events, and the circumvention or overriding of the controls and procedures. Accordingly, even effective controls and procedures can provide only reasonable assurance of achieving their control objectives.

Risks Related to this Offering

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The trading prices of the securities of technology companies have been and are expected to continue to be highly volatile. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	price and volume fluctuations in the overall stock market;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	the impact of announcements related to the effects of the global economic downturn and programs intended to address it;

•	actual or anticipated fluctuations in our operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	changes in financial estimates by any securities analysts who follow our company, our failure to meet these estimates, or failure of those analysts to initiate or maintain coverage of our stock;

•	rating downgrades by any securities analysts who follow our company;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	the public’s response to our press releases or other public announcements, including our filings with the SEC;

•	market conditions or trends in our industry or the economy as a whole;

•	the loss of key personnel;

•	lawsuits threatened or filed against us;

•	future sales of our common stock by our executive officers, directors and significant stockholders; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

In addition, the stock markets have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following a decline in stock price. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business, operating results and financial condition.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Industry analysts that currently cover us may cease to do so. If industry analysts cease coverage of our company, the trading price for our stock would be negatively impacted. In the event one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including acquisitions and other general corporate purposes. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference forward-looking statements. All statements contained or incorporated by reference in this prospectus supplement other than statements of historical facts, including statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares of our common stock in this offering will be approximately $101.4 million, assuming a public offering price of $4.31 per share, which was the last reported sale price of our common stock on The NASDAQ Global Market on January 27, 2010, and after deducting estimated underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $116.7 million.

We intend to use the net proceeds of this offering for working capital and other general corporate purposes, which may include financing our growth, developing new products and funding capital expenditures. We have not yet determined with any certainty the manner in which we will allocate these proceeds. Due to the rapidly changing nature of the markets in which we operate, the amounts we actually spend on general corporate purposes, and the timing of those expenditures, will depend on a number of factors, including the amount of revenue and cash we generate from operations. We currently have no agreements or commitments with respect to the use of the net proceeds from this offering.

We may use a portion of the net proceeds for the acquisition of businesses, technologies and products that will complement our existing operations, but we cannot assure you that we will make any acquisitions in the future.

Pending the uses described above, we intend to invest the net proceeds in U.S. government securities and other short-term and long-term, investment-grade, interest-bearing securities, pursuant to our investment policy.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on The NASDAQ Global Market under the symbol “ARTG.” The following table sets forth for the quarters indicated the high and low per share sale prices of our common stock as reported by The NASDAQ Global Market:

	High	Low

2008
First Quarter	$4.59	$2.78
Second Quarter	4.08	2.93
Third Quarter	4.49	3.03
Fourth Quarter	3.50	1.02
2009
First Quarter	2.87	1.45
Second Quarter	3.99	2.36
Third Quarter	4.55	3.64
Fourth Quarter	4.88	3.60
2010
First Quarter (through January 27, 2010)	4.85	4.20

The closing price of our common stock on The NASDAQ Global Market on January 27, 2010 was $4.31 per share. As of January 27, 2010, we had 127,458,139 shares of our common stock issued and outstanding held by approximately 450 registered holders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our Board of Directors considers relevant. Under the terms of our existing bank loan facility, we are restricted from paying any cash dividend or making any cash distribution on our common stock without the prior approval of the lending bank.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009, on an actual basis and as adjusted basis to give effect to our issuance and sale of 25,000,000 shares of common stock in this offering at an assumed public offering price of $4.31 per share (the last reported sale price of our common stock on The NASDAQ Global Market on January 27, 2010), after deducting estimated underwriting discounts and commissions and our estimated offering expenses, and our application of the net proceeds of those shares.

You should read this table in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement.

	December 31, 2009
	Actual	As Adjusted
	(dollars in thousands)

Long-term indebtedness	$—	$—

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 134,117,921 shares issued and 127,427,826 shares outstanding, actual; 159,117,921 shares issued and 152,427,826 shares outstanding, as adjusted	1,341	1,591
Additional paid-in capital	326,925	428,038
Accumulated deficit	(175,150)	(175,150)
Treasury stock, at cost (6,690,095 shares)	(16,075)	(16,075)
Accumulated other comprehensive loss	(1,130)	(1,130)

Total stockholders’ equity	135,911	237,274

Total capitalization	$135,911	$237,274

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated, have severally agreed to purchase from us the following respective numbers of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Number of
Underwriters	Shares

Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Lazard Capital Markets LLC
Thomas Weisel Partners LLC
Craig-Hallum Capital Group
Raymond James & Associates, Inc.
ThinkEquity LLC

25,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price that represents a concession not in excess of $      per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $      per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 3,750,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 25,000,000 shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are     % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

		Without Exercise of	With Full Exercise
		Over-Allotment	of Over-Allotment
	Fee per Share	Option	Option

Discounts and commissions paid by us	$	$	$

In addition, we estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our officers and directors has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 90 days after the date of this prospectus supplement without the prior written consent of the representatives of the underwriters, subject to extension in specified circumstances. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement or in the case of a pre-existing trading plan adopted in compliance with Rule 10b5-1 under the Securities Exchange Act. We have entered into a similar agreement with the representatives of the underwriters except that we generally are permitted to (a) grant certain options, (b) issue stock upon exercise of outstanding options, and (c) issue up to 2,500,000 shares of common stock in connection with acquisitions, provided those acquisition shares are subject to lock-up arrangements equivalent to those entered into by our officers and directors, as described above. There are no agreements between the representatives and any of our officers or directors releasing these affiliates from these lock-up agreements prior to the expiration of the lock-up period.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of this offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market or otherwise.

A copy of this prospectus supplement and the accompanying prospectus in electronic format may be made available on websites maintained by one or more of the representatives of the underwriters of this offering and may be made available on websites maintained by other underwriters. Other than such prospectus supplement and accompanying prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part.

Other Relationships

In the ordinary course of our business, we may in the future sell our products to one or more of the underwriters or their affiliates. Any such transactions will be entered into on terms generally indicative of terms offered to other third-party customers.

In addition, some of the underwriters or their affiliates may provide investment banking services to us in the future. They will receive customary fees and commissions for these services.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for us by Foley Hoag llp, Boston, Massachusetts. Cooley Godward Kronish LLP, Boston, Massachusetts, will pass upon legal matters relating to this offering for the underwriters.

EXPERTS

The consolidated financial statements of Art Technology Group, Inc. appearing in Art Technology Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 and the effectiveness of Art Technology Group, Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants, including Art Technology Group, Inc., that file electronically with the SEC. You may access the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this prospectus supplement or incorporated by reference subsequent to the date of this prospectus supplement. We do not incorporate the contents of our website into this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. The following documents are incorporated by reference into this prospectus supplement:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 1, 2010;

•	the description of our common stock and related preferred stock purchase rights contained in our registration statement on Form 8-A filed on July 12, 1999, together with amendments and reports filed for the purpose of updating that description, including Amendment No. 1 to Form 8-A filed on October 2, 2001; and

•	the description of our Series A junior participating preferred stock contained in Exhibit A to the Rights Agreement dated September 26, 2001 between us and Computershare Trust Company, N.A. (as successor to EquiServe Trust Company, N.A.), as Rights Agent, incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed with the SEC on October 2, 2001, and all amendments and reports updating such description.

In addition, we incorporate by reference all documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act on or after the date of this prospectus until the date on which this registration statement has been withdrawn. These documents will become a part of this prospectus from the date that the documents are filed with the SEC. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information filed or furnished pursuant to Item 2.02, Item 7.01 or Item 9.01 and excluding any information furnished pursuant to Item 8.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD under the Securities Exchange Act unless such Form 8-K expressly provides to the contrary.

Upon oral or written request and at no cost to the requester, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts 02142, telephone (617) 386-1000.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our securities, you should read the prospectus and the exhibits filed with the registration statement, as well as all prospectus supplements.

PROSPECTUS
$250,000,000

Common Stock
Preferred Stock
Warrants
Debt Securities

This prospectus provides you with a general description of securities that we may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add to or update the information in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our securities.

The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “About This Prospectus” and “How We Plan to Offer and Sell the Securities” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is traded on The Nasdaq Global Market under the symbol “ARTG.” The last reported sale price of our common stock on The Nasdaq Global Market on November 13, 2009 was $4.23 per share.

Investing in our securities involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2009.

ABOUT THIS PROSPECTUS

This document is called a “prospectus,” and it provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add to, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed a registration statement with the Securities and Exchange Commission, or the “SEC,” using a shelf registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street address are provided under the heading “Where You Can Find More Information.”

When acquiring securities, you should rely only on the information provided in this prospectus and in the related prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus and related prospectus supplement. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of the relevant document.

Unless otherwise stated or unless the context otherwise requires, all references to “we,” “us,” “our,” “our company” or “the Company” in this prospectus refer collectively to Art Technology Group, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

ii

PROSPECTUS SUMMARY

This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

Art Technology Group, Inc.

We develop and market a comprehensive suite of e-commerce software products and software-as-a-service, or SaaS, solutions that are designed to help online businesses increase their revenues. We also provide related services, including support and maintenance, professional services, application hosting, e-commerce optimization services for enhancing online sales, and education. Our customers use our products and services to power their e-commerce websites, attract prospects, convert sales, increase order size, and offer ongoing customer care services. Our solutions are designed to provide a scalable, reliable and sophisticated e-commerce website for our customers to create a satisfied, loyal and profitable online customer base.

We seek to differentiate ourselves by offering solutions that enable our customers to provide a richer, more personalized and more compelling online shopping experience. We provide merchandisers and marketers more control over the online channel, and enable customer service agents to provide consumers more consistent, personalized and relevant assistance. Our solutions deliver better consistency and relevancy by capturing and maintaining information about customers’ personal preferences, online activity, and transaction history, and by using this information to deliver more personalized and contextual content.

Our ATG Commerce Suite consists of solutions delivered through perpetual software licenses or delivered as recurring SaaS solutions. Our ATG e-Commerce Optimization Services interoperate with any e-commerce platform, and are delivered as recurring SaaS solutions. Our e-commerce optimization services include Click-to-Call, Click-to-Chat, Call Tracking services and Recommendation services.

We market our products and services primarily to Global 2000 companies and other businesses that have large numbers of online users and utilize the Internet as an important business channel. We focus primarily on businesses in the retail, consumer products, manufacturing, media and entertainment, telecommunications, financial services, travel and insurance industries. We have approximately 700 customers, including Amazon, American Eagle Outfitters, AOL, AT&T, Best Buy, B&Q, Cabela’s, Carrefour, Cingular, Collective Brands, Conde Nast, Continental Airlines, Dell, DirecTV, El Corte Ingles, Expedia, France Telecom, Harvard Business School Publishing, Hewlett-Packard, Intuit, Hilton, HSBC, L.L. Bean, Lexmark, Macy’s, Meredith, Microsoft, Neiman Marcus, New York & Company, Nokia, Nutrisystem, OfficeMax, Overstock.com, PayPal, Philips, Procter & Gamble, Sears, Shop Direct Group, Sony, Sprint, Symantec, T Mobile, Target, Urban Outfitters, Verizon, Viacom, and Vodafone.

We were incorporated in 1991 in the Commonwealth of Massachusetts and reincorporated in 1997 in the State of Delaware. Our corporate headquarters are at One Main Street, Cambridge, Massachusetts 02142. We have domestic offices in Chicago, Illinois; New York, New York; Washington D.C.; Reston, Virginia; San Francisco, California; and Seattle, Washington; and international offices in Canada, France, Northern Ireland, and the United Kingdom. Our Internet web site address is www.atg.com. The information found on our website is not part of this prospectus.

The Securities We May Offer

With this prospectus, we may offer common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $250,000,000. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered.

Risks Affecting Us

Our business is subject to a number of risks, which are highlighted in the section entitled “Risk Factors” immediately following this summary and in the prospectus supplement and the documents incorporated by reference.

RISK FACTORS

Prior to making an investment decision with respect to the securities that we may offer, prospective investors should carefully consider, in light of their particular investment objectives and financial circumstances, the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement pertaining thereto and in our most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, and in any of our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act incorporated by reference into this prospectus and the applicable prospectus supplement. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus, contain forward-looking statements. You should carefully consider the various risk factors described above that are incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated by such forward-looking statements. You should not place undue reliance on our forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the periods indicated (dollar amounts in thousands).

	Year Ended December 31,
						Nine Months
						Ended
	2004	2005	2006	2007	2008	September 30, 2009

Income (loss) from operations	$(9,989)	$5,582	$5,366	$(5,991)	$4,429	$10,571

Fixed charges:
Interest expense(1)	—	—	—	—	—	—
Rental interest(2)	424	405	344	434	459	232

Total fixed charges	424	405	344	434	459	232

Income (loss) from operations plus fixed charges	$(9,565)	$5,987	$5,710	$(5,557)	$4,888	$10,803

Ratio of Earnings to Fixed Charges	N/A	14.78	16.60	N/A	10.65	46.56

Coverage Deficiency(3)	$9,565	$—	$—	$5,557	$—	$—

(1)	Includes interest expensed and capitalized; excludes interest related to FIN 48 tax reserves.

(2)	Represents an estimate of the portion of our rent expense incurred under operating leases that constitutes interest based on an estimated borrowing rate of prime plus five percent.

(3)	In 2004 and 2007 we incurred losses from operations and as a result our earnings were insufficient to cover our fixed charges. The amount shown represents the amount of the coverage deficiency in each such period.

HOW WE INTEND TO USE THE PROCEEDS

Unless stated differently in a prospectus supplement, we will use the net proceeds from the sale of the securities that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include capital expenditures, acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summary description of our common stock is based on the provisions of our Restated Certificate of Incorporation, as amended, which we refer to as our certificate of incorporation or our charter, our amended and restated by-laws, which we refer to as our by-laws, and the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL. This description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to our certificate of incorporation, our by-laws and the applicable provisions of the DGCL. For information on how to obtain copies of our certificate of incorporation and by-laws, see “Where You Can Find More Information.”

We may offer common stock. We may also offer common stock issuable upon the conversion of debt securities or preferred stock or the exercise of warrants.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value, of which 500,000 shares are designated Series A junior participating preferred stock. As of October 30, 2009, we had 126,956,626 shares of common stock outstanding and no shares of preferred stock outstanding. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting Rights.  The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends.  Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. We may pay dividends consisting of shares of common stock to holders of shares of common stock.

Other Rights.  Upon the liquidation, dissolution or winding up of our company, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to the preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Rights Plan

In September 2001, we adopted a rights plan. Under the rights plan, we distributed one preferred stock purchase right, which we refer to as a right, as a dividend on each outstanding share of our common stock. The rights will expire on September 26, 2011 unless they are redeemed or exchanged before that time. Each right entitles the holder to purchase one one-thousandth of a share of our Series A junior participating preferred stock at a purchase price of $15.00 per right, subject to adjustment.

The rights are exercisable only upon the occurrence of certain events, which we refer to as triggering events, including the acquisition by a person or group of beneficial ownership of 15% or more of the then-outstanding shares of our common stock or the commencement of a tender or exchange offer by any person or group that would result in that person or group owning 15% or more of the then-outstanding shares of our common stock. If any person or group becomes the beneficial owner of 15% or more of the shares of our common stock, except in a tender or exchange offer for all shares at a fair price as determined by the outside members of our board of directors, each right not owned by the 15% stockholder will entitle its holder to purchase that number of shares of our common stock which equals the exercise price of the right divided by one-half of the market price of our common stock at the date of the occurrence of the triggering event. In addition, under certain circumstances following a triggering event, if we are involved in a merger or other business combination transaction with another entity in which we are not the surviving corporation or in which our common stock is changed or converted, or if we sell or transfer 50% or more of our assets or earning power to another entity, each right will entitle its holder to purchase a number of shares of common stock of the other entity that equals the exercise price of the right divided by one-half of the market price of that common stock at the date of the occurrence of the triggering event. We generally will be entitled to redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 15% stock position has been acquired and in specified other circumstances.

The rights have anti-takeover effects. They may cause substantial dilution to a person or entity attempting to acquire us on terms not approved by our board of directors, except under the terms of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board, since we may redeem the rights at $.001 per right.

Preferred Stock

Our certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan, that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management. Our board of directors has designated 500,000 shares of preferred stock as our Series A junior participating preferred stock.

Provisions of Our Certificate of Incorporation and By-Laws That May Have Anti-Takeover Effects

Certain provisions of our certificate of incorporation and by-laws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers that stockholders may believe to be in their best interests.

These provisions also could have the effect of discouraging open market purchases of our common stock because these provisions may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or to elect a new director to our board.

Business Combinations.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation’s voting stock.

Classified Board.  Our charter divides our board of directors into three classes with staggered three-year terms. In addition, our charter provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote. Under our charter, any vacancy on the board, including a vacancy resulting from an enlargement of the board, may only be filled by the affirmative vote of a majority of our directors then in office. The classification of the board and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the company. Our charter and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in this paragraph.

Limitation of Liability; Indemnification.  Our charter contains provisions permitted under Delaware corporate law relating to the liability of directors. These provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. This limitation on liability does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware corporate law. These provisions do not limit or eliminate our right or the right of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of the duty of care to us. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be provided to our directors or officers, or persons controlling our company as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stockholder Action; Special Meeting of Stockholders.  Our charter provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken by written action in lieu of a meeting. In addition, our charter provides that special meetings of our stockholders may be called only by the chairman of our board of directors, our president or a majority vote of our board of directors. Under our by-laws, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with advance notice requirements. These provisions have the effect of limiting holders of less than a majority of our voting securities from calling a special meeting of stockholders. They also could have the effect of delaying until the next stockholder meeting actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent. Our charter and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in this paragraph.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our by-laws provide that nominations for election to our board of directors may be made either by the board or by a stockholder who complies with specified notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require that any stockholder making a nomination or stockholder proposal submit the name of the nominee or the text of the stockholder proposal, together with specified information about the nominee or the stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action. Our by-laws require the affirmative vote of the holders of at least 75% of our outstanding voting securities to amend or repeal these provisions.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the trading symbol “ARTG.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section outlines some of the provisions of the preferred stock we may offer. This description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to our certificate of incorporation, by-laws and the applicable provisions of the DGCL. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. Any series of preferred stock we issue will be governed by our certificate of incorporation (as amended and in effect as of the date of such issuance) and by the certificate of amendment or certificate of designation related to that series. We will file the certificate of amendment or certificate of designation with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series of authorized preferred stock.

Authorized Preferred Stock

We have authorized 10,000,000 shares of preferred stock, $0.01 par value, of which 500,000 shares are designated Series A junior participating preferred stock. No shares of our preferred stock are outstanding.

The prospectus supplement relating to any series of preferred stock that we may offer will contain the specific terms of the preferred stock.

DESCRIPTION OF WARRANTS WE MAY OFFER

This section outlines some of the provisions of each warrant agreement pursuant to which warrants may be issued, the warrants or rights of warrant holders, and any warrant certificates. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to any warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

We may issue warrants. We may issue these securities in such amounts or in as many distinct series as we wish. This section summarizes the terms of these securities that apply generally. Most of the financial and other specific terms of any such series of securities will be described in the applicable prospectus supplement. Those terms may vary from the terms described here.

When we refer to a series of securities in this section, we mean all securities issued as part of the same series under any applicable indenture, agreement or other instrument. When we refer to the applicable prospectus supplement, we mean the prospectus supplement describing the specific terms of the security you purchase. The terms used in the applicable prospectus supplement generally will have the meanings described in this prospectus, unless otherwise specified in the applicable prospectus supplement.

Warrants

We may issue warrants, options or similar instruments for the purchase of our common stock, preferred stock or debt securities. We refer to these collectively as “warrants.” Warrants may be issued independently or together with common stock, preferred stock or debt securities, and may be attached to or separate from those securities.

Agreements

Each series of warrants may be evidenced by certificates and may be issued under a separate indenture, agreement or other instrument to be entered into between us and a bank, trust company or other institution that we select as agent with respect to such series. The warrant agent will act as our agent in connection with the warrant agreement or any warrant certificates and will not assume any obligation or relationship of agency or trust for or with any warrant holders. Copies of the forms of agreements and the forms of certificates representing the warrants will be filed with the SEC near the date of filing of the applicable prospectus supplement with the SEC. Because the following is a summary of certain provisions of the forms of agreements and certificates, it does not contain all information that may be important to you. You should read all the provisions of the agreements and the certificates once they are available.

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under warrant agreements will not have the protections of the Trust Indenture Act with respect to their warrants.

General Terms of Warrants

The prospectus supplement relating to a series of warrants will identify the name and address of the warrant agent, if any. The prospectus supplement will describe the terms of the series of warrants in respect of which this prospectus is being delivered, including:

•	the offering price;

•	the designation and terms of any securities with which the warrants are issued and in that event the number of warrants issued with each security or each principal amount of security;

•	the dates on which the right to exercise the warrants will commence and expire, and the price at which the warrants are exercisable;

•	the amount of warrants then outstanding;

•	material U.S. federal income tax consequences of holding or exercising these securities; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new certificates of different denominations and may be presented for transfer of registration and, if exercisable for other securities or other property, may be exercised at the warrant agent’s corporate trust office or any other office indicated in the prospectus supplement. If the warrants are not separately transferable from any securities with which they were issued, an exchange may take place only if the certificates representing the related securities are also exchanged. Prior to exercise of any warrant exercisable for other securities or other property, warrant holders will not have any rights as holders of the underlying securities, including the right to receive any principal, premium, interest, dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Modification Without Consent.  We and the applicable warrant agent may amend any warrant or warrant agreement without the consent of any holder:

•	to cure any ambiguity;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only warrants to be issued after the changes take effect. We may also make changes that do not adversely affect a particular warrant in any material respect, even if they adversely affect other warrants in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected warrant; we need only obtain any required approvals from the holders of the affected warrants.

Modification With Consent.  We and any agent for any series of warrants may also amend any agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the warrants of any series affected by such amendment. However, no such amendment that:

•	increases the exercise price of such warrant;

•	shortens the time period during which any such warrant may be exercised;

•	reduces the number of securities the consent of holders of which is required for amending the agreement or the related warrants; or

•	otherwise adversely affects the exercise rights of warrant holders in any material respect; may be made without the consent of each holder affected by that amendment.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

This section outlines some of the provisions of the debt securities we may issue and the indenture and supplemental indentures pursuant to which they may be issued. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of indenture and the applicable supplemental indenture with respect to the debt securities of any particular series. The specific terms of any series of debt securities will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of debt securities may differ from the general description of terms presented below.

We may issue secured or unsecured debt securities. Our debt securities will be issued under an indenture to be entered into between us and a trustee to be designated by us, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our debt securities may be convertible into our common stock or other of our securities.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The holders of our debt securities will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries.

In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to such debt securities.

We have described select portions of the indenture below. This description may not contain all of the information that is important to you. The form of indenture has been included as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. (Section 2.02)

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. When we offer a particular series of debt securities, we will identify the title of the debt securities, the trustee or trustees (to which we refer in this description collectively as the trustee), and the aggregate principal amount of the debt securities we are offering, and we will describe the following terms of the debt securities, if applicable:

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine the rate or rates (including any rate or rates determined by reference to any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of and interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

•	the terms and conditions on which we may redeem the debt securities;

•	any obligations we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the date or dates on which or period or periods within which, the price or prices at which and the other detailed terms and provisions upon which the debt securities will be redeemed or purchased pursuant to such obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether the debt securities will be issued as bearer or fully registered securities and, if they are to be issued as fully registered securities, whether they will be in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon acceleration or declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;

•	if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the terms, if any, of subordination of the debt securities;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any provisions relating to conversion of any debt securities into equity interests, including the conversion price and the conversion period, whether conversion will be mandatory, at the option of the holders of the debt securities or at our option, events requiring an adjustment of the conversion price, and provisions affecting conversion if the debt securities are redeemed;

•	any exchange features of the debt securities;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	the extent to which a secondary market for the debt securities is expected to develop;

•	any addition to or change in the provisions relating to satisfaction and discharge of the indenture described in this prospectus with respect to the debt securities, or in the provisions relating to legal defeasance or covenant defeasance under the indenture described in this prospectus with respect to the debt securities;

•	any addition to or change in the provisions relating to modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	any other terms or provisions of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

•	any registrars, paying agents, service agents, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.02)

We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any series of debt securities in the applicable prospectus supplement.

The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

One or more series of debt securities may be sold at a discount to their stated principal amount or may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general United States federal tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

When we determine to issue debt securities, we will instruct the trustee to authenticate for issuance such debt securities in a principal amount that we will provide in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. Our instructions may authorize the trustee to authenticate and deliver such debt securities upon our oral instructions or the oral instructions of our authorized agent or agents. (Section 2.03)

Transfer and Exchange

We expect most debt securities to be issued in denominations of $1,000 and integral multiples thereof. Each debt security will be represented by either one or more global securities deposited with and registered in the name of a depositary to be designated by us in the applicable prospectus supplement, or a nominee (we refer to any debt security represented by a global security as a “book-entry debt security”), or by a certificate issued in definitive registered or bearer form (we refer to any fully registered debt security represented by a certificate as a “registered certificated debt security”), as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry debt securities will not be issuable in certificated form.

You may transfer or exchange registered certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of registered certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.07)

You may effect the transfer of registered certificated debt securities, and the right to receive the principal of and interest on those registered certificated debt securities, only by surrendering the certificate representing those registered certificated debt securities and the issuance by us or the trustee of a certificate to the new holder. (Section 2.07)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued to the depositary in registered certificated form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement. (Section 2.14)

No Protection in the Event of a Change of Control or a Highly Leveraged Transaction

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to the particular debt securities being issued.

Subordination

Debt securities of a series may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as will be defined in the applicable prospectus supplement) to the extent set forth in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or sell, lease, transfer, convey, or otherwise dispose of or assign all or substantially all of our properties and assets to, any entity or enter into a plan of liquidation unless:

•	we are the resulting or surviving corporation in such consolidation or merger, or the successor entity in the transaction (if other than us) (or, in the case of a plan of liquidation, any entity to which our properties or assets are transferred) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, our obligations on any outstanding debt securities and under the related indenture; and

•	immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us or any of our other subsidiaries. (Section 5.01)

Events of Default

An “event of default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 consecutive days;

•	default in the payment of principal of any debt security of that series when and as due and payable;

•	default on any obligation to deposit any sinking fund payment when and due and payable in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture or any debt security (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization with respect to us; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.01)

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute a default under certain of our other indebtedness outstanding from time to time, as may be provided in the terms governing that other indebtedness.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. (Section 6.02)

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived (and certain other conditions have been satisfied) as provided in the indenture. (Section 6.02) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives reasonable security or indemnity satisfactory to it against any cost, expense or liability. (Section 7.02(f)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.05)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or such debt securities for any remedy under the indenture, unless the trustee for such debt securities:

•	has failed to act for a period of 60 days after receiving notice of a continuing event of default with respect to such debt securities from such holder and a request to act by holders of not less than 25% in principal amount of the outstanding debt securities of that series;

•	has been offered indemnity satisfactory to it in its reasonable judgment; and

•	has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request. (Section 6.07)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.07)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers’ certificate as to compliance with the indenture. (Section 4.04) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of the principal of or interest on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.05)

Modification and Waiver

Generally, we may amend the indenture with the consent of, and our compliance with provisions of the indenture may be waved by, the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or waiver. However, we may not make any or amendment without the consent of, and our compliance with provisions of the indenture requires the waiver of, each holder of the affected debt securities if that amendment or waiver would:

•	reduce the principal of or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a redemption payment, or change any of the other redemption provisions, with respect to any debt security, except as specifically set forth in the applicable resolution of our board of directors, the officers’ certificate or the supplemental indenture establishing the terms and conditions of such debt securities;

•	make the principal of or interest on any debt security payable in a currency other than that stated in the debt security;

•	waive a default in the payment of the principal of or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment, and certain waivers or amendments; or

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver. (Section 9.02)

In addition, the indenture permits us and the trustee to make certain routine amendments to the indenture without the consent of any holder of debt securities. (Section 9.01)

Discharge

Our obligations under the indenture will be discharged as to a series of debt securities when all of the debt securities of that series have been delivered to the trustee for cancellation or, alternatively, when the following conditions are met:

•	all of the debt securities of that series that have not been delivered for cancellation have become due and payable, whether by reason of the mailing of a notice of redemption or otherwise, or will become due and payable within one year;

•	we have deposited with the trustee in trust for the benefit of the holders of such debt securities funds in an amount sufficient to pay all of our indebtedness owing on such debt securities; and

•	we have paid all other amounts due and payable by us under the indenture; and

•	we have instructed the trustee to apply the deposited money toward the payment of such debt securities at maturity or on the date of redemption, as the case may be. (Section 8.01)

Legal Defeasance and Covenant Defeasance

The indenture provides that, upon the satisfaction of certain conditions specified in the indenture:

•	we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) (we refer to this below as “legal defeasance”); or

•	we may omit to comply with the covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default with respect to the debt securities of that series (we refer to this below as “covenant defeasance”). (Section 8.02)

The conditions to the legal defeasance or covenant defeasance of a series of debt securities as described above include:

•	depositing with the trustee money and/or non-callable obligations guaranteed by the U.S. government (which we refer to below as “U.S. government obligations”) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;

•	in the case of legal defeasance, delivering to the trustee an opinion of counsel confirming that we have received an Internal Revenue Service tax ruling or that there has been a change in applicable United States federal income tax law, in either case to the effect that, and based thereon, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related legal defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been in the case if the deposit and related legal defeasance had not occurred;

•	in the case of covenant defeasance, delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred;

•	there being no continuing default with respect to the debt securities of that series on the date of deposit of the money and/or U.S. government obligations referred to above (other than a default resulting from the borrowing of funds to be applied to that deposit);

•	the defeasance not resulting in a breach or violation of, or default under, any of our or our subsidiaries’ material agreements (other than any such default resulting solely from the borrowing of funds to be applied to the deposit referred to above and the grant of any lien on that deposit in favor of the trustee and/or the holders of the debt securities of that series); and

•	delivering to the trustee a certificate stating that the deposit was not made with the intent of preferring the holders of the debt securities of that series over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors. (Section 8.03)

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. (Section 7.01)

The indenture and provisions of the Trust Indenture Act that are incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Section 7.10)

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York. (Section 10.05)

HOW WE PLAN TO OFFER AND SELL THE SECURITIES

We may sell the securities in any one or more of the following ways:

•	directly to investors;

•	to investors through agents;

•	to dealers;

•	through a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq Global Market or other stock exchange rules;

•	through underwriting syndicates led by one or more managing underwriters; and

•	through one or more underwriters acting alone.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The applicable prospectus supplement will, where applicable:

•	identify any such underwriter or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

•	identify the amounts underwritten;

•	identify the nature of the underwriter’s obligation to take the securities;

•	and any other material terms of the offering, including any over-allotment option.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock, which is listed on The Nasdaq Global Market. Common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Global Market, subject to The Nasdaq Global Market’s approval of the listing of the additional shares. We may elect to list other securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of securities.

Until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contribution from us with respect to such liabilities.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our customers in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. We do not incorporate the contents of our website into this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. The following documents are incorporated by reference into this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 6, 2009 and amended on August 26, 2009;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 6, 2009;

•	our current report on Form 8-K filed with the SEC on March 30, 2009;

•	our current report on Form 8-K filed with the SEC on May 27, 2009;

•	our definitive proxy statement filed with the SEC on April 21, 2009;

•	the description of our common stock and related preferred stock purchase rights contained in our registration statement on Form 8-A filed on July 12, 1999, together with amendments and reports filed for the purpose of updating that description, including Amendment No. 1 to Form 8-A filed on October 2, 2001; and

•	the description of our Series A junior participating preferred stock contained in Exhibit A to the Rights Agreement dated September 26, 2001 between us and EquiServe Trust Company, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed with the SEC on October 2, 2001, and all amendments and reports updating such description.

In addition, we incorporate by reference all documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after (1) the date of the initial registration statement and prior to effectiveness of the registration statement and (2) the date of effectiveness of the registration statement until the date on which this registration statement has been withdrawn. These documents will become a part of this prospectus from the date that the documents are filed with the SEC. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information filed or furnished pursuant to Item 2.02, Item 7.01 or Item 9.01 and excluding any information furnished pursuant to Item 8.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD under the Securities Exchange Act of 1934, as amended, unless such Form 8-K expressly provides to the contrary.

Upon oral or written request and at no cost to the requester, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at Art Technology Group, Inc., One Main Street, Cambridge, Massachusetts 02142, telephone (617) 386-1000.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our securities, you should read the prospectus and the exhibits filed with the registration statement, as well as all prospectus supplements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Art Technology Group, Inc., that file electronically with the SEC. You may access the SEC’s website at http://www.sec.gov.

EXPERTS

The consolidated financial statements of Art Technology Group, Inc. appearing in Art Technology Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of Art Technology Group, Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Art Technology Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the securities offered hereby have been passed upon for us by Foley Hoag llp.

Art Technology Group, Inc.

25,000,000 Shares

Common Stock

Deutsche Bank Securities	Morgan Stanley

Lazard Capital Markets	Thomas Weisel Partners LLC

Craig-Hallum Capital Group	Raymond James	ThinkEquity LLC

Prospectus Supplement

February  , 2010